Exhibit 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-34019, 333-01019, 333-52199, 333-133389 and 333-133391 on Form S-8 of our reports dated March 14, 2008 relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards) and financial statement schedule of Calgon Carbon Corporation and subsidiaries, and the effectiveness of Calgon Carbon Corporation and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Calgon Carbon Corporation for the year ended December 31, 2007.

Deloitte & Touche LLP

Pittsburgh, Pennsylvania
March 14, 2008